Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Tower Group, Inc.

New York, New York

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of Tower Group, Inc. of our report dated March 15, 2006 relating to the consolidated financial statements, and schedules of Preserver Group, Inc. and affiliates for the year ended December 31, 2005 and our report dated December 20, 2006, relating to the unaudited condensed consolidated financial statements of Preserver Group, Inc. and affiliates for the nine month period ended September 30, 2006.

We also consent to the reference to us under the caption “Experts” which is incorporated by reference in this registration statement from the registration statement on Form S-3 (No.333-138749).

/s/ BDO Seidman, LLP
New York, New York

January 22, 2007